HEARTLAND BANCSHARES, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD MAY 16, 2005

        The Annual Meeting of Shareholders of Heartland Bancshares, Inc. will be held at the Hillview Country Club, 1800 E. King Street, Franklin, Indiana 46131, on Monday, May 16, 2005, at 6:30 p.m., local time, for the following purposes:

1.	To elect two Directors to hold office until the Annual Meeting of Shareholders in the year 2008 and until their successors are elected and have qualified.

2.	To transact such other business as may properly come before the meeting.

        Holders of record of Common Shares of Heartland Bancshares, Inc. at the close of business on March 18, 2005, are entitled to notice of and to vote at the Annual Meeting. Appetizers and beverages will be served.

        SHAREHOLDERS ARE INVITED TO ATTEND THE MEETING IN PERSON. ALL SHAREHOLDERS, EVEN IF THEY PLAN TO ATTEND THE MEETING, ARE REQUESTED TO COMPLETE, SIGN AND DATE THE ACCOMPANYING PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

April 15, 2005 Franklin, Indiana	By Order of the Board of Directors STEVE BECHMAN President and Chief Executive Officer

(ANNUAL REPORT ENCLOSED)

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS OF
HEARTLAND BANCSHARES, INC.

May 16, 2005

        This Proxy Statement is being furnished to shareholders on or about April 15, 2005, in connection with the solicitation by the Board of Directors of Heartland Bancshares, Inc. (the “Company”), 420 N. Morton Street, Franklin, Indiana 46131, of proxies to be voted at the Annual Meeting of Shareholders to be held at 6:30 p.m., local time, on Monday, May 16, 2005, at Hillview Country Club, 1800 E. King Street, Franklin, Indiana 46131. The Company is the parent holding company for Heartland Community Bank.

        At the close of business on March 18, 2005, the record date for the Annual Meeting, there were 1,407,646 Common Shares outstanding and entitled to vote at the Annual Meeting. On all matters, including the election of Directors, each shareholder will have one vote for each share held.

        If the enclosed form of proxy is executed and returned, it may nevertheless be revoked at any time insofar as it has not been exercised. The proxy may be revoked by either (a) filing with the Secretary (or other officer or agent of the Company authorized to tabulate votes) (i) a written instrument revoking the proxy or (ii) a subsequently dated proxy, or (b) attending the Annual Meeting and voting in person. Unless revoked, the proxy will be voted at the Annual Meeting in accordance with the instructions of the shareholder as indicated on the proxy. If no instructions are given, the shares will be voted as recommended by the Directors.

PROPOSAL 1
ELECTION OF DIRECTORS

Nominees

        Two Directors are to be elected at the Annual Meeting. The Board of Directors, which currently consists of seven members, is divided into three classes with the term of one class expiring each year. Generally, each Director serves until the annual meeting of the shareholders held in the year that is three years after such Director’s election and thereafter until such Director’s successor is elected and has qualified or until the earlier of the Director’s resignation, disqualification, removal or death. The terms of the current Directors expire as follows: 2005 – Steve Bechman and Gordon R. Dunn; 2006 – Sharon Acton, Jeffrey L. Goben and John Norton; and 2007 – J. Michael Jarvis and Patrick A. Sherman.

        Each Director will be elected by a plurality of the votes cast in the election. Shares present but not voted for any nominee do not affect the determination of whether a nominee has received a plurality of the votes cast.

        It is the intention of the persons named in the accompanying form of proxy to vote such proxy for the election to the Board of Directors of Steve Bechman and Gordon R. Dunn, each of whom is now a Director whose present term expires this year. Each such person has indicated that he will accept nomination and election as a Director. If, however, any such person is unable or unwilling to accept nomination or election, it is the intention of the Board of Directors to nominate such other person as Director as it may in its discretion determine, in which event the shares subject to the proxy will be voted for that person.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE THREE NOMINEES IDENTIFIED ABOVE (ITEM 1 ON THE PROXY).

        The following table presents certain information as of March 18, 2005, regarding the current Directors of the Company, including the two nominees proposed by the Board of Directors for election at this year’s Annual Meeting. All of the current Directors began serving on the Board of Directors of the Company during 1997. Unless otherwise indicated in a footnote, the principal occupation of each Director has been the same for the last five years and such Director possesses sole voting and investment powers with respect to the shares indicated as beneficially owned by such Director. Unless specified otherwise, a Director is deemed to share voting and investment powers over shares indicated as held by a spouse, children or other family members residing with the Director.

Name, Present Principal Occupation and Age	Shares Beneficially Owned		Percent of Common Shares Outstanding

Sharon Acton[1]	15,455	[2]	1.10%
Retired
Age 58

Steve Bechman*	67,515	[3]	4.72
President and Chief Executive Officer of
the Company and Bank
Age 53

Gordon R. Dunn*	34,380	[4]	2.44
Retired
Age 83

Jeffrey L. Goben	52,184	[5]	3.66
Executive Vice President and Chief Operating
Officer of the Company and Bank
Age 52

J. Michael Jarvis[6]	25,690	[7]	1.82
Owner and Consultant to Jarvis Enterprises
(Real estate venture)
Age 62

John Norton	22,078	[8]	1.57
President and Owner, Norton Farms, Inc.
Age 57

Patrick A. Sherman	21,333	[9]	1.51
President and Part Owner, Sherman &
Armbruster P.C. (a public accounting firm)
Age 57

All Directors and Executive Officers
as a group (12 persons)	261,324	[10,11]	16.81%

*Nominee

[1]	During 2002, Ms. Acton retired from her position as Manager of the Franklin/Greenwood District of Cinergy/PSI, where she was employed for 33 years.
[2]	Includes 14,718 shares Ms. Acton has the right to acquire upon the exercise of stock options.
[3]	Includes 15,417 shares that Mr. Bechman holds jointly with his spouse and 35,646 shares that he has the right to acquire upon the exercise of stock options.
[4]
Includes 1,102 shares that Mr. Dunn holds jointly with his spouse, 5,512 shares held in a trust for which Mr. Dunn acts as trustee, 1,422 shares held by Mr. Dunn’s spouse and 14,718 shares that Mr. Dunn has the right to acquire upon the exercise of stock options.

[5]	Includes 9,879 shares that Mr. Goben holds jointly with his wife and 30,133 shares that he has the right to acquire upon the exercise of stock options.
[6]	During 2002, Mr. Jarvis sold his ownership in and retired from his position as president of Power Investments, Inc., a Franklin based engine remanufacturer.
[7]	Includes 10,972 shares Mr. Jarvis holds jointly with his spouse and 14,718 shares Mr. Jarvis has the right to acquire upon the exercise of stock options.
[8]	Includes 110 shares held by Mr. Norton's spouse and 14,718 shares that Mr. Norton has the right to acquire upon the exercise of stock options.
[9]	Includes 14,718 shares that Mr. Sherman has the right to acquire upon the exercise of stock options.
[10]	Includes 184,948 shares that Directors and executive officers have the right to acquire upon the exercise of stock options and 45,219 shares held jointly with or as custodian for family members.
[11]
Does not include 3,000 shares Mr. Bechman may acquire, 3,000 shares Mr. Goben may acquire or 3,600 shares other executive officers may acquire under stock options that are not yet exercisable but will become exercisable upon their continued employment with the Company.

                        The Board of Directors consists of five non-employee directors and two employee directors.

Compensation of Directors

        During 2004, non-employee Directors of the Bank received $500 per month (the Chairman received $750 per month) regardless of attendance at Board meetings. Directors also received $100 for attendance at meetings of the Bank Loan Committee and $50 for attendance at all other Company or Bank committee meetings.

EXECUTIVE COMPENSATION

        The following table sets forth information regarding compensation paid to the Company’s Chief Executive Officer and the Company’s Executive Vice President, who were the only executive officers whose salary and bonus for 2004 exceeded $100,000.

Summary Compensation Table

		Annual Compensation		Long Term Compensation Awards
Name and Principal Position	Year	Salary ($)	Bonus ($)	Securities Underlying Options/ SAR s (#)	All Other Compensation ($)

Steven L. Bechman, Chief	2004	$148,034	$2,230	0	$ 34,132[1]
Executive Officer	2003	$126,500	$0	7,500	$ 30,082[1]
	2002	$126,500	$0	0	$ 30,082[1]

Jeffrey L. Goben, Executive	2004	$112,277	$1,798	0	$ 26,901[2]
Vice President	2003	$102,000	$0	7,500	$ 23,508[2]
	2002	$102,000	$0	0	$ 23,508[2]

[1]
Includes $33,234 for 2004 and $29,301 for 2003, and 2002 that the Company contributed to a defined benefit retirement plan in favor of Mr. Bechman and $898 for 2004 and $781 for 2003 and 2002 of economic benefit of premiums paid by the Company with respect to term life insurance for the benefit of Mr. Bechman under a split-dollar life insurance agreement between the Company and Mr. Bechman.

[2]
Includes $26,305 for 2004 and $22,886 for 2003 and 2002 that the Company contributed to a defined benefit retirement plan in favor of Mr. Goben and $596 for 2004 and $622 for 2003 and 2002 of economic benefit of premiums paid by the Company with respect to term life insurance for the benefit of Mr. Goben under a split-dollar life insurance agreement between the Company and Mr. Goben.

Aggregated Option/SAR Exercises In
Last Fiscal Year and Fiscal Year-End
Option/SAR Values

        No option exercises occurred during 2004. The following table sets forth information with respect to the value of options held by Mr. Bechman and Mr. Goben as of December 31, 2004.

Name	Number of Unexercised Options/SARs at Fiscal Year-End (#) Exercisable/Unexercisable	Value of Unexercised In-the-Money Options/SARs at Fiscal Year-End ($) Exercisable/Unexercisable

Steven L. Bechman	35,646 / 3,000	155,058 / 13,050
Jeffrey L. Goben	20,133 / 3,000	131,079 / 13,050

Certain Relationships And Related Transactions

        During 2004, the Bank had, and the Bank expects to continue to have in the future, banking transactions in the ordinary course of business with Directors, officers and principal shareholders of the Company and their associates. These transactions have been made on substantially the same terms, including interest rates, collateral and repayment terms on extensions of credit, as those prevailing at the same time for comparable transactions with others and did not involve more than the normal risk of collectibility or present other unfavorable features.

APPOINTMENT OF AUDITORS

        Crowe Chizek and Company LLC (“Crowe Chizek”) served as auditors for the Company in 2004. Although it is anticipated that Crowe Chizek will be selected, the Audit Committee has not yet considered the appointment of auditors for 2005. Representatives of Crowe Chizek will be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

OTHER MATTERS

        The Board of Directors knows of no matters, other than the matters reported above, that are to be brought before the Annual Meeting. If other matters properly come before the Annual Meeting, however, it is the intention of the persons named in the enclosed form of proxy to vote such proxy in accordance with their judgment on such matters.

EXPENSES

        All expenses in connection with this solicitation of proxies will be borne by the Company.

HOUSEHOLDING

        The Company intends to satisfy the delivery requirements for proxy and information statements with respect to two or more security holders sharing the same address by delivering a single proxy statement or information statement to those security holders. Shareholders may obtain additional material if desired by contacting the Company in writing at 420 N. Morton Street, Franklin, Indiana 46131.